EXHIBIT 10.24

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of March 2, 2015 (the “Amendment”), between Overseas Shipholding Group, Inc. (the “Company”) and Adewale O. Oshodi (the “Executive”).

WHEREAS, the Company and the Executive have entered into an employment agreement, dated September 29, 2014 (the “Employment Agreement”).

WHEREAS, the Company and the Executive wish to amend the Employment Agreement in accordance with Section 13(c) thereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Section 1(a) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

The Company hereby agrees to employ the Executive as Vice President and Controller, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the Term, as defined in Section 2 hereof. The Executive shall have such duties and responsibilities as may be assigned by the Company from time to time in accordance with the terms hereof. The Executive shall be subject to, and shall act in accordance with, all lawful instructions and directions of the CEO, CFO, and Board of Directors of the Company (the “Board”) and all policies and rules of the Company applicable to executive officers. The Executive shall report to the CFO.

2.             Section 2 of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

The Executive shall serve as Vice President and Controller commencing on September 29, 2014 (the “Effective Date”) and shall continue until terminated (such period, the “Term”) upon his “Separation from Service” with the Company in connection with any of the events described in Section 4 hereof.

3.             Section 4(e) of the Employment Agreement is hereby deleted in its entirety and is replaced with the following:

The Executive may terminate his employment and separate from service with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, when used in connection with the Executive’s Separation from Service with the Company, unless the Executive shall have consented in writing thereto, (i) a material diminution in the Executive’s Base Salary and Target Bonus percentage, (ii) change in title as Vice President and Controller, (iii) a relocation of the New York office more than 50 miles from its existing location or the Executive’s current residence, or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company; provided, in each case, that within thirty (30) days following the initial occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice, and the Executive’s Separation from Service with the Company shall have occurred within seventy (70) days following the initial occurrence of the applicable event.

4.            The terms and conditions of the Employment Agreement, as amended by this Amendment, shall remain in full force and effect.

5.            This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date first written above.

Adewale O. Oshodi

/s/Adewale O. Oshodi

Overseas Shipholding Group, Inc.

/s/Ian T. Blackley
Name: Ian T. Blackley

Title: President and Chief Executive Officer

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